EXHIBIT 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE

Contact:  Margaret Kelsey
 262/636-8442
 m.c.kelsey@na.modine.com

CHRISTINE Y. YAN TO JOIN MODINE MANUFACTURING COMPANY
BOARD OF DIRECTORS

Racine, WI –  April 16, 2014 – Modine Manufacturing Company (NYSE: MOD), a diversified global leader in thermal management technology and solutions, announced today that the Company’s Board of Directors has increased the size of the Board from seven to eight members and elected a new director, with both actions taking effect on May 5, 2014.

Joining the Modine Board will be Christine Y. Yan, age 48, President of Storage and Workspace Systems of Stanley Black and Decker since July 2013.  Prior to this role, Ms. Yan was integration leader of Stanley Engineered Fastening Group when it acquired Infastech, a leading global supplier of specialty engineered fastening technologies headquartered in Hong Kong.  Since 2006, Ms Yan held the positions of President of the Americas business of Stanley Engineered Fastening; and President of the Stanley Engineered Fastening’s Global Automotive business.

Ms. Yan, a native of China, began her career as a Product Development Engineer in 1989 at Emhart Teknologies, the predecessor to Stanley Black & Decker’s Engineered Fastening Group.  Prior to assuming the positions noted above, Ms. Yan held a number of positions of increasing responsibilities, including Engineering Manager; General Manager of China Operations; Vice President of Research and Development; and Vice President of Sales and marketing for Stanley Engineered Fastening’s North American Automotive business.

Ms. Yan holds a Bachelor of Science degree from Shandong University in Shandong, China, a Master of Science in Mechanical Engineering degree from Wayne State University in Detroit, Michigan, and a Master of Business Administration degree from the University of Michigan in Ann Arbor, Michigan.

Commenting on the election, Modine’s Lead Director, Marsha Williams, said, "We are delighted to welcome Christine to the Modine Board.  She has a track record of distinguished service and proven technical, strategic and operating leadership in multiple geographic markets. Her experience and insights will prove invaluable as we focus on achieving our Enduring Goals, and in particular our global diversification and growth objectives."

The Modine Board of Directors amended the Company's Bylaws to allow for this expansion of the Board to a total of eight members.   In order to permit as even a distribution as possible among the three classes of Modine’s Board, Ms. Yan will be a member of the class standing election in 2015.

About Modine

Modine, with fiscal 2013 revenues of $1.4 billion, specializes in thermal management systems and components, bringing highly engineered heating and cooling technology and solutions to diversified global markets. Modine products are used in light, medium and heavy-duty vehicles, heating, ventilation and air conditioning equipment, off-highway and industrial equipment and refrigeration systems. Modine is a global company headquartered in Racine, Wisconsin (USA), with operations in North America, South America, Europe, Asia and Africa.  For more information about Modine, visit www.modine.com.